UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 15, 2008
Oracle Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51788	54-2185193
(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, CA	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 506-7000
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
On January 15, 2008, George H. Conrades accepted an offer to join the Board of Directors of Oracle Corporation. Mr. Conrades will not join any committees of the Board at this time.
Mr. Conrades has served as executive chairman of Akamai Technologies, Inc. since May 2005. Akamai provides services for accelerating and improving the delivery of content and applications over the Internet. Since the beginning of fiscal year 2007, we purchased approximately $145,000 in services from Akamai, and Akamai purchased approximately $2,271,000 in software and services from us. As of December 31, 2007, we have contracted to provide approximately $444,000 of future services to Akamai.
Mr. Conrades’ will receive an annual retainer of $52,500 and will receive $3,000 for each regular meeting he attends and $2,000 for each special meeting he attends. He is eligible to participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”), which provides for option grants, restricted stock or other equity-based awards to directors for their services. Pursuant to the Directors’ Plan, Mr. Conrades was automatically granted on the date he became a director, January 15, 2008, a stock option to purchase 60,000 shares of our common stock. This stock option will vest 25% per year over four years on each anniversary of the grant date. Commencing May 31, 2009, he will also automatically be granted a stock option to purchase 45,000 shares of our common stock, granted on May 31st of each year. If he is appointed to any committees of the Board, he may be eligible to receive additional fees and equity grants. Mr. Conrades has also entered into our standard form of indemnification agreement pursuant to which we will indemnify him for certain actions he takes in his capacity as a director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION
Date: January 22, 2008	By:	/s/ DORIAN DALEY
		Name:	Dorian Daley
		Title:	Senior Vice President, General Counsel and Secretary